Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

F-3

TH International Ltd

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Ordinary shares, par value US$0.0000469793497033866 per share	(1)	457(o)		$		$30,000,000.00	0.0001381	$4,143.00
Fees to be Paid	Equity	Ordinary shares, par value US$0.0000469793497033866 per share	(2)	Other	82,107,312		$1.95	$160,109,258.40	0.0001381	$22,111.08

Total Offering Amounts:								$190,109,258.40		26,254.08
Total Fees Previously Paid:
Total Fee Offsets:
Net Fee Due:										$26,254.08

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Offering Note(s)

(1)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.
(2)	Estimated solely for the purpose of determining the amount of registration fee in accordance with Rule 457(c) under the Securities Act of 1933, based on the average of the high and low trading prices on March 25, 2026 of the Registrant’s ordinary shares listed on Nasdaq Capital Market.